EXHIBIT 10.3.1

DATE

BETWEEN:

BIOJECT MEDICAL TECHNOLOGIES INC.

AND:

EMPLOYEE NAME

A BIOJECT EMPLOYEE

STOCK OPTION AGREEMENT

SO-XXXX

BIOJECT EMPLOYEE

STOCK OPTION AGREEMENT

THIS BIOJECT EMPLOYEE STOCK OPTION AGREEMENT is made as of the _______ day of ________________.

BETWEEN:

BIOJECT MEDICAL TECHNOLOGIES INC.
20245 SW 95th Ave.
Tualatin, Oregon 97062	(“BMT”)

AND:

EMPLOYEE
Address
Address	(“Optionee”)

WHEREAS the Board of Directors and the shareholders of BMT have adopted BMT’s 1992 Stock Incentive Plan (the “Plan”) to attract and retain the services of selected employees, officers and directors of BMT and its subsidiaries (collectively the “Company”);

WHEREAS, outside of the Plan, but on terms and conditions identical to an option grant made pursuant to the Plan, BMT desires to grant to the Optionee an option to purchase shares of BMT’s Common Stock, without par value, in the amount indicated below (the “Option”);

WHEREAS, the Optionee is an employee of the Company, and BMT desires to advance its interests by affording the Optionee an opportunity to purchase shares in its capital stock as hereinafter provided; and

WHEREAS, the Option is being granted pursuant to the Executive Employment Agreement of even date herewith between the Optionee and BMT (the “Employment Agreement”);

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	Shares, Option Price, Tax Status. BMT grants to the Optionee the right and option to purchase on the terms and conditions hereinafter set forth all or any part of an aggregate of XXX shares of the Common Stock of BMT at the price of $XXX per share. This Option is not intended to be an Incentive Stock Option, as defined under Section 422 of the Internal Revenue Code of 1986.

2.	Option Term, Times of Exercise. The term during which the Option granted hereby may become exercisable shall commence on the date of this Agreement and shall end on DATE XX, 20XX (the “Expiration Date”), subject to earlier termination as provided herein. Subject to any vesting schedule described in paragraph 3, below, and except as specified in paragraph 5, below, the Option granted herein may be exercised and the shares purchased at any time during the Option term. Unless otherwise determined by the Stock Option Committee of the Board of Directors of BMT (the “Committee”), vesting of the Option shall not continue during an absence or leave, including an extended illness or on account of disability.

3.	3. Vesting Schedule.

(a) Optionee acknowledges his/her understanding that this Option is granted as an incentive for the satisfactory future performance by the Optionee of his/her assigned responsibilities and duties.

Accordingly, the Option granted hereby shall become vested and exercisable according to the following schedule: XXX shares on _____, XX, 20XX; XXX shares on _____, XX, 20XX; and XXX shares on _____, XX, 20XX.

Any Options that do not vest for any reason, for example, a service date is not reached or a performance level is not reached, will be forfeited to the Company and will again be available for issuance under the Plan.

In the event the Optionee ceases to be a full-time employee of the Company, any unvested portion of the Option will be deemed terminated effective on the last date of employment. Vesting will accelerate, and the Option shall be deemed earned and 100% vested, upon the occurrence of any of the following events:

(a) The approval by the shareholders of BMT of:

(1) any consolidation, merger or plan of share exchange involving BMT (a “Merger”) as a result of which the holders of outstanding securities of BMT ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;

(2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of BMT; or

(3) the adoption of any plan or proposal for the liquidation or dissolution of BMT; or

(b) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than BMT, have become the beneficial owner (within the meaning of Rule 13d-3 under the Act), directly or indirectly, of Voting Securities representing fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities.

4.	Manner of Exercise. Shares may be acquired pursuant to the Option granted herein only upon receipt by BMT of notice in writing from the Optionee of the Optionee’s binding commitment to exercise the Option, specifying the number of shares which the Optionee desires to purchase and the date on which the Optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, as amended, or state securities laws, the notice shall include a representation that it is the Optionee’s present intention to acquire the shares for investment and not with a view to distribution. The certificates representing the shares shall bear any legends required by the Committee. On or before the date specified for completion of the purchase of shares pursuant to the Option, the Optionee must have paid BMT the full purchase price of such shares in cash or by check. No shares shall be issued until full payment has been made for such shares.

5.	Option Right as Affected by Termination of Employment, Disability, or Death.

(a) Except as provided in the Employment Agreement, if the Optionee ceases to be an employee of the Company for any reason other than his/her death or disability, the Optionee may exercise the Option in whole or in part at any time prior to the Expiration Date or the expiration of three months after such termination, whichever shall first occur, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(b) In the event the Optionee’s employment with the Company terminates because the Optionee becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986), the Option granted herein may be exercised by the Optionee at any time prior to the Expiration Date or the expiration of one year after the date of such termination, whichever first occurs, but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination.

(c) If the Optionee dies while employed by the Company, the Option granted herein may be exercised at any time prior to the Expiration Date or the expiration of one year after the date of death, whichever first occurs, but only if and to the extent the Optionee was entitled to exercise the Option on the date of death, and only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(d) To the extent that all or any portion of the Option is not exercised within the applicable period provided for in this paragraph 5, all further rights to purchase shares pursuant to the Option shall cease and terminate.

6.	Non-Transferability of Option. The Option granted hereunder and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, the Option and the rights and privileges conferred hereby shall immediately become null and void. Vested portions of this Option may be exercised during the lifetime of the Optionee only by the Optionee, or within the period after the Optionee’s death (described in paragraph 5, above), by the Optionee’s transferees by will or by the laws of descent and distribution, and not otherwise, regardless of any community property interest therein of the spouse of the Optionee, or such spouse’s successor in interest.

7.	Changes in Capital Structure. If the outstanding shares of Common Stock of BMT are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of BMT or of another corporation by reason of any recapitalization, reclassification, stock split, combination or shares or dividend payable in shares, and if paragraph 10 does not apply, the Committee may unilaterally amend this Agreement to make appropriate adjustment in the number and kind of shares as to which the Option shall be exercisable, to the end that the Optionee’s proportionate interest is maintained as before the occurrence of such event. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee.

8.	Rights of Optionee in Shares. Neither the Optionee nor his/her executor, administrators, heirs or legatees shall have any rights or privileges of a shareholder of BMT with respect to any shares issuable upon exercise of the Option, unless and until certificate(s) representing such shares shall have been issued and delivered.

9.	Withholding Obligations. The Optionee shall, upon notification by BMT of any such amount due and prior to or concurrently with delivery of the certificate representing the shares, pay to BMT any amounts necessary to satisfy applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to BMT on demand. If the Optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable to the Optionee by the Company, including salary, subject to applicable law.

10.	Effect of Reorganization or Liquidation.

(a) Cash, Stock, or Other Property for Stock. Except as provided in subparagraph (b), below, upon a merger, consolidation, reorganization, plan of exchange or liquidation involving BMT, as a result of which the shareholders of BMT receive cash, stock or other property in exchange for or in connection with their Common Stock (any such transaction to be referred to in this paragraph as an “Accelerating Event”), the Option shall terminate, except as specified below, but the Optionee shall have the right during a 30-day period immediately prior to any such Accelerating Event (but following notice to Optionee), to exercise the Option in whole or in part, without any limitation on exercisability if full vesting occurs pursuant to the Employment Agreement.

(b) Stock for Stock. If the shareholders of BMT receive capital stock of another corporation (“Exchange Stock”) in exchange for their Common Stock in any transaction involving a merger, consolidation, reorganization, or plan of exchange, the Option shall be converted into an option to purchase shares of Exchange Stock, unless the Committee, in its sole discretion, determines that the Option shall not be converted, but instead shall terminate in accordance with the provisions of subparagraph (a) hereof. The amount and price of the converted option shall be determined by adjusting the amount and price of this Option to take into account the relative values of the Exchange Stock and the Common Stock in the transaction.

11.	Notices. Any notice to be given under the terms of this Agreement shall be addressed to BMT in care of its President or Secretary at its office in Portland, Oregon, and any notice to be given to the Optionee shall be addressed to the Optionee at the address given on the first page of this Agreement, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office branch regularly maintained by the Government of the jurisdiction in which the notice is mailed.

12.	Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of BMT.

13.	No Right to Employment. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to the continuation of the Optionee’s office or employment nor shall anything contained in this Agreement interfere in any way with the right of BMT to adjust Optionee’s compensation from the level in existence at the time of the grant hereof. Nothing contained in this Agreement shall interfere in any way with the right of BMT or the Optionee to terminate Optionee’s employment with BMT.

14.	Laws Applicable to Construction. This Option has been granted, executed and delivered as of the day and year first above written at Portland, Oregon, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Oregon. The parties agree that the forum for resolution of any dispute arising out of, or relating to, the Agreement shall be by arbitration in Multnomah County, Oregon in accordance with the provisions of the Arbitration Services of Portland, Inc. The prevailing party will be entitled to recover from the other party an amount determined reasonable as attorney fees.

15.	General. BMT shall, at all times during the term of the Option, reserve and maintain such numbers of shares in its capital stock as will be sufficient to satisfy the requirements of this Option, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by BMT in connection therewith, and will use its best efforts to comply with all laws and regulations which shall be applicable thereto.

16.

Agreement Subject to Plan. The Option and this Agreement are subject to all the provisions of the Plan (even though the Option is made outside of the Plan), the provisions of which are hereby made a part of this Agreement, and are further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control. Optionee, by execution hereof, acknowledges receipt of the Plan and any interpretations, amendments, rules and regulations adopted pursuant to the Plan as they currently exist and acceptance of the terms and conditions of the Plan, such interpretations, amendments, rules and regulations and of this Agreement.

17.	Integration. This Agreement, the Employment Agreement and the Plan contain the entire agreement among the parties with respect to the matters referred to herein and supersede all previous negotiations, agreements, commitments and writings of any nature whatsoever.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate.

BIOJECT MEDICAL TECHNOLOGIES INC.

By:
Christine M. Farrell
Vice President of Finance

OPTIONEE

EMPLOYEE
SSN